Exhibit 99

NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM

FOR IMMEDIATE RELEASE February 26, 2010	Media Contact: Robert Hainey 202-872-2680 Investor Contact: Donna Kinzel 302-429-3004

Pepco Holdings Reports Full-Year and Fourth-Quarter 2009 Earnings;

Conference Call Scheduled

Pepco Holdings, Inc. (NYSE: POM) today reported full year 2009 consolidated earnings of $235 million, or $1.06 per share, compared to $300 million, or $1.47 per share, in 2008. Excluding special items (as described below), earnings for the full year 2009 would have been $200 million, or 91 cents per share, compared to $393 million, or $1.93 per share, in 2008. The weighted average number of basic shares outstanding in 2009 was 221 million compared to 204 million in 2008.

The earnings decrease, excluding special items, for the full year 2009 as compared to the prior year was driven primarily by lower Conectiv Energy and Power Delivery earnings. The lower Conectiv Energy earnings were primarily the result of lower generation output, reduced spark spreads and dark spreads, and the performance of economic fuel hedges. The lower Power Delivery earnings were primarily due to higher operation and maintenance expense, driven largely by increased pension expense, higher depreciation, and higher interest expense. The recognition of lower benefits from income tax adjustments than in 2008 and the effect of dilution negatively impacted the company’s consolidated results.

“2009 was a challenging earnings year given the pressures of the wholesale energy market, the economic downturn, and the impact of higher pension expense and capital costs principally incurred to support rate base growth not yet fully reflected in regulated rates,” said Joseph M. Rigby, Chairman, President and Chief Executive Officer. “However, the year was also marked by steady progress on our key growth initiatives. Our vision of a smart grid is becoming a reality. We began to install advanced meters for our Delaware customers, accelerated our smart grid plans in our other jurisdictions with the help of federal stimulus grant awards, and implemented decoupling in another of our service territories. In addition to our smart grid investments, we made significant investments in our transmission and distribution infrastructure to improve reliability, including $130 million for transmission projects above and beyond our spending for the Mid-Atlantic Power Pathway project.”

Rigby also commented on the significant progress on the regulatory front. “We filed electric distribution rate cases in each of the five electric jurisdictions we serve. We received a decision in the first of these cases which approved a revenue increase for Delmarva Power and reflected adherence to important regulatory precedents. We will continue to seek rate increases and other cost recovery mechanisms that reduce regulatory lag and provide us an opportunity to earn the authorized rates of return.”

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For the fourth quarter of 2009, consolidated earnings were $41 million, or 18 cents per share, compared to $67 million, or 32 cents per share, for the fourth quarter of 2008. There were no special items in either period. The weighted average number of basic shares outstanding for the fourth quarter of 2009 was 222 million compared to 211 million for the same period in the prior year.

The decrease in earnings for the fourth quarter of 2009 compared to earnings in the fourth quarter of 2008 was primarily caused by lower Power Delivery earnings due to higher operation and maintenance expenses and lower distribution sales caused by mild weather. At Pepco Energy Services, higher capital costs led to lower earnings.

Full Year Highlights

Regulatory – Decisions

•

On Jan. 14, 2010, the Maryland Public Service Commission (MPSC) granted PHI’s request to suspend the procedural schedule relating to PHI’s application to build the Mid-Atlantic Power Pathway (MAPP) project pending completion of PJM Interconnection’s annual study to re-evaluate the region’s over-all transmission needs. This study is scheduled to be completed by June 2010 and will determine any impact on the planned in-service date for the project.

•

On Dec. 17, 2009, the District of Columbia Public Service Commission (DCPSC) approved Pepco’s request to establish a regulatory asset to capture the costs related to the deployment of Advanced Metering Infrastructure.

•

On Dec. 2, 2009, the MPSC approved an $8 million annual increase in Delmarva Power’s electric distribution base rates, effective Dec. 2, 2009, that is based on a 10.0% return on equity. The MPSC also approved the resetting of the Standard Offer Service uncollectible rate for residential customers resulting in a $2 million annual increase in revenue.

•	On Sept. 28, 2009, the DCPSC approved the revenue decoupling rate structure proposed by Pepco, effective Nov. 1, 2009.

•

In Nov. 2008, Pepco filed proposals with the DCPSC and the MPSC to share with customers the remaining balance of the proceeds from the Mirant bankruptcy settlement. On March 5, 2009, the DCPSC approved Pepco’s proposal for the sharing of the District of Columbia portion of the proceeds. After giving effect to the sharing arrangement, Pepco recorded a pre-tax gain of $14 million in the first quarter of 2009. On July 2, 2009, the MPSC approved a settlement agreement providing for the sharing of the Maryland portion of the proceeds. As a result, Pepco recorded a pre-tax gain of $26 million in the third quarter of 2009.

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Regulatory – Pending Cases

•

On Dec. 30, 2009, Pepco filed an electric distribution base rate case in Maryland. The filing seeks approval of an annual rate increase of $40 million, based on a requested return on equity of 10.75%. A decision is expected from the MPSC in late July 2010.

•

On Sept. 18, 2009, Delmarva Power filed an electric distribution base rate case in Delaware. The filing seeks approval of an annual rate increase of $28 million, based on a requested return on equity of 10.75%. The proposed rate design incorporates the revenue decoupling rate structure previously approved in concept by the Delaware Public Service Commission (DPSC). Delmarva Power effected an annual rate increase of $2.5 million on a temporary basis on Nov. 17, 2009, subject to refund and pending final DPSC approval, which is expected in July 2010.

•

On Aug. 14, 2009, Atlantic City Electric filed a distribution base rate case in New Jersey. The filing seeks approval of an annual rate increase of $54 million, based on a requested return on equity of 11.50%. Alternatively, the filing seeks an annual rate increase of $52 million, based on a requested return on equity of 11.25%, if a revenue decoupling mechanism is approved. Hearings are scheduled to begin on May 24, 2010.

•

On May 22, 2009, Pepco filed a distribution base rate case in the District of Columbia. The filing seeks approval of an annual rate increase of $50 million, based on a requested return on equity of 11.25% (subsequently revised by Pepco to 10.75%). A decision is expected from the DCPSC in early 2010.

Operations

•

Power Delivery electric sales were 48,702 gigawatt hours (GWh) in 2009, compared to 49,967 GWh in 2008. In the electric service territory, heating degree days were higher by 7% and cooling degree days were lower by 14% in 2009, compared to 2008. Weather adjusted electric sales were 48,783 GWh in 2009, compared to 49,705 GWh in 2008.

•

In Nov. 2009, Delmarva Power began full scale installation of advanced meters for all of its Delaware electric and gas customers. On Oct. 27, the U.S. Department of Energy announced that Pepco and Atlantic City Electric had been awarded a total of $168 million in federal stimulus funds to help build Smart Grid projects in the District of Columbia, Maryland and New Jersey.

•

On June 1, 2009, Conectiv Energy’s Cumberland plant was placed into commercial operation. The 100 megawatt combustion turbine is located in Cumberland County, NJ. The total construction expenditure for this project was $75 million, including capitalized interest.

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Exit from Retail Energy Business

•

On Dec. 7, 2009, Pepco Energy Services announced that it is exiting its retail energy supply business through an orderly wind down. In the fourth quarter, Pepco Energy Services recorded a pre-tax impairment charge of $4 million, reflecting the write off of all goodwill allocated to this business, and a pre-tax charge of less than $1 million related to employee severance expenditures. PHI expects the retail energy supply business will remain profitable through Dec. 31, 2012, based on its existing contract backlog and its hedge position, with minimal losses beyond that date. Pepco Energy Services’ remaining line of business - principally providing energy savings performance contracting services to federal, state and local government customers - will not be affected by the wind down of the retail energy supply business.

Fourth Quarter Highlights

Operations

•

Power Delivery electric sales were 11,333 gigawatt hours (GWh) in the fourth quarter of 2009, compared to 11,676 GWh for the same period last year. In the electric service territory, heating degree days were lower by 6% and cooling degree days were lower by 57% for the three months ended Dec. 31, 2009, compared to the same period in 2008. Weather adjusted electric sales were 11,446 GWh in the fourth quarter of 2009, compared to 11,630 GWh for the same period last year.

•

Conectiv Energy’s gross margin on Merchant Generation and Load Service was $49 million in the fourth quarter of 2009, compared to $41 million in the fourth quarter of 2008. The increase was due to higher capacity revenue resulting from higher capacity prices and a lower of cost or market adjustment to fuel inventory that was recorded in the 2008 period, partially offset by lower margins on default electricity supply contracts and lower generation spark spreads and dark spreads.

•	Pepco Energy Services had retail commercial and industrial electricity sales of 3,780 GWh in the fourth quarter of 2009, compared to sales of 4,912 GWh in the fourth quarter of 2008.

Other

•

In Feb. 2010, PHI’s service territories were impacted by two severe winter storms. The cost of system restoration is currently estimated to range between $30 million and $35 million. A portion of the restoration cost will be expensed with the balance being charged to capital.

Further details regarding changes in consolidated earnings between 2009 and 2008 can be found in the schedules that follow. Additional information regarding financial results and recent regulatory events can be found in the Pepco Holdings, Inc. Form 10-K for the year ended Dec. 31, 2009 as filed with the Securities and Exchange Commission, and which is also available at www.pepcoholdings.com/investors.

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Special Items

Management believes the special items shown below are not representative of the company’s ongoing business operations.

Reconciliation of GAAP Earnings to Earnings Excluding Special Items

Net Earnings - Dollars in Millions	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reported (GAAP) Net Earnings	$41	$67	$235	$300
Special Items:
• Mirant bankruptcy damage claims settlement	—	—	(24)	—
• Maryland income tax benefit	—	—	(11)	—
• Adjustment to the equity value of the cross-border energy lease investments	—	—	—	86
• Interest accrued on the income tax obligations from the adjustment to the equity value of the cross-border energy lease investments	—	—	—	7

Net Earnings, Excluding Special Items	$41	$67	$200	$393

Earnings per Share	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reported (GAAP) Earnings per Share	$0.18	$0.32	$1.06	$1.47
Special Items:
• Mirant bankruptcy damage claims settlement	—	—	(0.10)	—
• Maryland income tax benefit	—	—	(0.05)	—
• Adjustment to the equity value of the cross-border energy lease investments	—	—	—	0.43
• Interest accrued on the income tax obligations from the adjustment to the equity value of the cross-border energy lease investments	—	—	—	0.03

Earnings per Share, Excluding Special Items	$0.18	$0.32	$0.91	$1.93

CONFERENCE CALL FOR INVESTORS

Pepco Holdings, Inc. will host a conference call to discuss fourth quarter results on Friday, February 26 at 11:00 a.m. E.S.T. Investors, members of the media and other interested persons may access the conference call on the Internet at http://www.pepcoholdings.com/investors or by calling 1-800-237-9752 before 10:55 a.m. The pass code for the call is 11505105. International callers may access the call by dialing 1-617-847-8706, using the same pass code, 11505105. An on-demand replay will be available for seven days following the call. To hear the replay, dial 1-888-286-8010 and enter pass code 90695427. International callers may access the replay by dialing 1-617-801-6888 and entering the same pass code 90695427. An audio archive will be available at PHI’s Web site, http://www.pepcoholdings.com/investors.

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Note: If any non-GAAP financial information (as defined by the Securities and Exchange Commission in Regulation G) is used during the quarterly earnings conference call, a presentation of the most directly comparable GAAP measure and a reconciliation of the differences will be available at http://www.pepcoholdings.com/investors.

About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, and New Jersey, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides competitive wholesale generation services through Conectiv Energy and retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and capital and credit market conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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Pepco Holdings, Inc.

Earnings Per Share Variance

2009 / 2008

	Year Ended December 31
		Competitive Energy
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corporate and Other	Total PHI
2008 Net Income/(Loss) (GAAP) 1/	$1.23	$0.60	$0.19	$(0.29)	$(0.26)	$1.47

2008 Special Items 2/
Cross Border Leases
• Re-evaluation adjustment	—	—	—	0.43	—	0.43
• Related FIN 48 Interest	—	—	—	0.03	—	0.03

2008 Net Income/(Loss) excluding Special Items	1.23	0.60	0.19	0.17	(0.26)	1.93

Change from 2008 Net Income/(Loss) excluding Special Items
Regulated Operations
• Distribution Revenue
- Weather (estimate) 3/	(0.03)	—	—	—	—	(0.03)
- Rate Order Impact (Pepco-DC)	0.01	—	—	—	—	0.01
- Other Distribution Revenue (primarily rate mix)	0.02	—	—	—	—	0.02
• ACE Basic Generation Service (primarily unbilled revenue)	(0.03)	—	—	—	—	(0.03)
• Network Transmission	(0.01)	—	—	—	—	(0.01)
• Standard Offer Service Margin (Pepco/Delmarva)	(0.02)	—	—	—	—	(0.02)
• Operation & Maintenance (primarily higher pension expense)	(0.15)	—	—	—	—	(0.15)
• Depreciation Expense	(0.04)	—	—	—	—	(0.04)
• Other, net	(0.03)	—	—	—	—	(0.03)
Conectiv Energy
• Margins (operating revenue less cost of goods sold)
- Merchant Generation and Load Service	—	(0.49)	—	—	—	(0.49)
- Energy Marketing	—	(0.03)	—	—	—	(0.03)
• Operating costs, net	—	0.04	—	—	—	0.04
Pepco Energy Services
• Retail Energy Supply	—	—	0.09	—	—	0.09
• Energy Services	—	—	(0.02)	—	—	(0.02)
• Other, net	—	—	0.02	—	—	0.02
Other Non-Regulated
• Financial investment portfolio	—	—	—	(0.05)	—	(0.05)
Corporate and Other
• Other, net	—	—	—	—	0.02	0.02
Capital Costs	(0.08)	(0.01)	(0.07)	0.01	—	(0.15)
Income Tax Adjustments	(0.05)	(0.03)	(0.01)	0.01	—	(0.08)
Dilution	(0.07)	(0.01)	(0.02)	(0.01)	0.02	(0.09)

2009 Net Income/(Loss) excluding Special Items	0.75	0.07	0.18	0.13	(0.22)	0.91

2009 Special Items 2/
• Mirant Settlement, net of customer sharing	0.10	—	—	—	—	0.10
• MD Income Tax benefit	0.05	—	—	—	—	0.05

2009 Net Income/(Loss) (GAAP) 4/	$0.90	$0.07	$0.18	$0.13	$(0.22)	$1.06

1/	The 2008 weighted average number of basic shares outstanding was 204 million.
2/	Management believes the special items are not representative of the company’s ongoing business operations.
3/	The impact of 20-year average weather on earnings would have been a decrease in earnings of $0.02 per share.
4/	The 2009 weighted average number of basic shares outstanding was 221 million.

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Pepco Holdings, Inc.

Earnings Per Share Variance

2009 / 2008

	4th Quarter
		Competitive Energy
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corporate and Other	Total PHI
2008 Net Income/(Loss) (GAAP) 1/	$0.24	$0.02	$0.05	$0.04	$(0.03)	$0.32

Change from 2008 Net Income/(Loss)
Regulated Operations
• Distribution Revenue
- Weather (estimate) 2/	(0.02)	—	—	—	—	(0.02)
- Other Distribution Revenue (primarily rate mix)	0.03	—	—	—	—	0.03
• Network Transmission	(0.01)	—	—	—	—	(0.01)
• Operation & Maintenance (primarily higher pension expense)	(0.06)	—	—	—	—	(0.06)
• Depreciation Expense	(0.01)	—	—	—	—	(0.01)
• Other, net	(0.03)	—	—	—	—	(0.03)
Conectiv Energy
• Margins (operating revenue less cost of goods sold)
- Merchant Generation and Load Service	—	0.02	—	—	—	0.02
- Energy Marketing	—	(0.01)	—	—	—	(0.01)
• Operating costs, net	—	0.02	—	—	—	0.02
Pepco Energy Services
• Retail Energy Supply	—	—	—	—	—	—
• Energy Services	—	—	—	—	—	—
• Other, net	—	—	0.01	—	—	0.01
Other Non-Regulated
• Financial investment portfolio	—	—	—	(0.02)	—	(0.02)
Corporate and Other
• Other, net	—	—	—	—	(0.01)	(0.01)
Capital Costs	—	—	(0.02)	—	(0.01)	(0.03)
Income Tax Adjustments	0.01	(0.03)	(0.01)	0.02	—	(0.01)
Dilution	(0.01)	—	—	—	—	(0.01)

2009 Net Income/(Loss) (GAAP) 3/	$0.14	$0.02	$0.03	$0.04	$(0.05)	$0.18

1/	The 2008 weighted average number of basic shares outstanding was 211 million.
2/	The impact of 20-year average weather on earnings would have been a decrease in earnings of $0.02 per share.
3/	The 2009 weighted average number of basic shares outstanding was 222 million.

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SEGMENT INFORMATION

	Year Ended December 31, 2009
	(millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated	Corporate and Other (a)	PHI Consolidated
Operating Revenue	$4,980		$2,171	(b)	$2,383	$51	$(326)	$9,259
Operating Expense (c)	4,475	(b)(d)	2,123		2,294	4	(332)	8,564
Operating Income	505		48		89	47	6	695
Interest Income	3		1		1	4	(6)	3
Interest Expense	211		30		30	14	85	370
Other Income	11		1		3	1	1	17
Preferred Stock Dividends	—		—		—	3	(3)	—
Income Tax Expense (Benefit)	109		5		23	5	(32)	110
Net Income (Loss)	199	(e)	15		40	30	(49)	235
Total Assets	10,239		2,091		734	1,506	1,209	15,779
Construction Expenditures	$622		$200		$12	$—	$30	$864

(a)	The Total Assets line item in this column includes Pepco Holdings’ goodwill balance, which is primarily attributable to Power Delivery. Corporate and Other includes intercompany amounts of $(326) million for Operating Revenue, $(318) million for Operating Expense, $(76) million for Interest Income, $(73) million for Interest Expense, and $(3) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $272 million for the year ended December 31, 2009.
(c)	Includes depreciation and amortization expense of $391 million, consisting of $323 million for Power Delivery, $40 million for Conectiv Energy, $18 million for Pepco Energy Services, $2 million for Other Non-Regulated, and $8 million for Corporate and Other.
(d)	Includes $40 million ($24 million after-tax) gain related to settlement of Mirant bankruptcy claims.
(e)	Includes $11 million after-tax state income tax benefit, net of fees, related to a change in the tax reporting for the disposition of certain assets in prior years.

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SEGMENT INFORMATION - continued

	Year Ended December 31, 2008
	(millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corporate and Other (a)	PHI Consolidated
Operating Revenue	$5,487		$3,047	(b)	$2,648	$(60	) (d)	$(422)	$10,700
Operating Expense (c)	4,931	(b)	2,827		2,592	4		(422)	9,932
Operating Income (Loss)	556		220		56	(64)		—	768
Interest Income	14		2		4	4		(5)	19
Interest Expense	195		25		5	19		86	330
Other Income (Expense)	14		(1)		2	(5)		1	11
Preferred Stock Dividends	—		—		—	3		(3)	—
Income Tax Expense (Benefit)	139		74		18	(28	) (d)	(35)	168
Net Income (Loss)	250		122		39	(59	) (d)	(52)	300
Total Assets	10,089		2,022		798	1,450		1,774	16,133
Construction Expenditures	$587		$138		$31	$—		$25	$781

(a)	The Total Assets line item in this column includes Pepco Holdings’ goodwill balance which is primarily attributable to Power Delivery. Included in Corporate and Other are intercompany amounts of $(422) million for Operating Revenue, $(417) million for Operating Expense, $(70) million for Interest Income, $(67) million for Interest Expense, and $(3) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $374 million for the year ended December 31, 2008.
(c)	Includes depreciation and amortization of $377 million, consisting of $317 million for Power Delivery, $37 million for Conectiv Energy, $13 million for Pepco Energy Services, $2 million for Other Non-Regulated and $8 million for Corporate and Other.
(d)	Included in Operating Revenue is a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Tax Benefit is a $7 million after-tax charge for the additional interest accrued on the related tax obligations.

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	UNAUDITED
	(Millions of dollars, except per share data)
Operating Revenue
Power Delivery	$1,085	$1,227	$4,980	$5,487
Competitive Energy	1,041	1,243	4,237	5,279
Other	9	11	42	(66)

Total Operating Revenue	2,135	2,481	9,259	10,700

Operating Expenses
Fuel and purchased energy	1,484	1,797	6,646	7,571
Other services cost of sales	133	149	403	718
Other operation and maintenance	236	226	949	917
Depreciation and amortization	97	94	391	377
Other taxes	90	87	372	359
Deferred electric service costs	(45)	(29)	(161)	(9)
Impairment losses	4	1	4	2
Effect of settlement of Mirant bankruptcy claims	—	—	(40)	—
Gain on sale of assets	—	—	—	(3)

Total Operating Expenses	1,999	2,325	8,564	9,932

Operating Income	136	156	695	768

Other Income (Expenses)
Interest and dividend income	—	3	3	19
Interest expense	(91)	(88)	(370)	(330)
Gain (loss) from equity investments	—	(1)	2	(5)
Other income	4	5	16	19
Other expenses	—	(1)	(1)	(3)

Total Other Expenses	(87)	(82)	(350)	(300)

Income Before Income Tax Expense	49	74	345	468

Income Tax Expense	8	7	110	168

Net Income	$41	$67	$235	$300

Basic and Diluted Share Information
Weighted average shares outstanding	222	211	221	204
Earnings per share of common stock	$.18	$.32	$1.06	$1.47

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2009	December 31, 2008
	(millions of dollars)

CURRENT ASSETS
Cash and cash equivalents	$46	$384
Restricted cash equivalents	11	10
Accounts receivable, less allowance for uncollectible accounts of $45 million and $37 million, respectively	1,213	1,392
Inventories	252	333
Derivative assets	43	98
Prepayments of income taxes	167	294
Deferred income tax assets, net	126	31
Prepaid expenses and other	68	56

Total Current Assets	1,926	2,598

INVESTMENTS AND OTHER ASSETS
Goodwill	1,407	1,411
Regulatory assets	1,801	2,088
Investment in finance leases held in trust	1,386	1,335
Income taxes receivable	141	23
Restricted cash equivalents	4	108
Assets and accrued interest related to uncertain tax positions	12	32
Derivative assets	43	9
Other	196	215

Total Investments and Other Assets	4,990	5,221

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	13,717	12,926
Accumulated depreciation	(4,854)	(4,612)

Net Property, Plant and Equipment	8,863	8,314

TOTAL ASSETS	$15,779	$16,133

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND EQUITY	December 31, 2009	December 31, 2008
	(millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$530	$465
Current portion of long-term debt and project funding	536	85
Accounts payable and accrued liabilities	712	847
Capital lease obligations due within one year	7	6
Taxes accrued	48	62
Interest accrued	68	71
Liabilities and accrued interest related to uncertain tax positions	1	47
Derivative liabilities	104	144
Other	296	275

Total Current Liabilities	2,302	2,002

DEFERRED CREDITS
Regulatory liabilities	613	893
Deferred income taxes, net	2,600	2,269
Investment tax credits	35	40
Pension benefit obligation	290	626
Other postretirement benefit obligations	409	461
Income taxes payable	5	8
Liabilities and accrued interest related to uncertain tax positions	96	17
Derivative liabilities	62	59
Other	158	184

Total Deferred Credits	4,268	4,557

LONG-TERM LIABILITIES
Long-term debt	4,470	4,859
Transition bonds issued by ACE Funding	368	401
Long-term project funding	17	19
Capital lease obligations	92	99

Total Long-Term Liabilities	4,947	5,378

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $.01 par value - authorized 400,000,000 shares, 222,269,895 shares and 218,906,220 shares outstanding, respectively	2	2
Premium on stock and other capital contributions	3,227	3,179
Accumulated other comprehensive loss	(241)	(262)
Retained earnings	1,268	1,271

Total Shareholders’ Equity	4,256	4,190
Non-controlling interest	6	6

Total Equity	4,262	4,196

TOTAL LIABILITIES AND EQUITY	$15,779	$16,133

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POWER DELIVERY SALES AND REVENUES

	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Sales (Gigawatt Hours)	2009	2008	2009	2008
Regulated T&D Electric Sales
Residential	3,652	3,862	16,871	17,186
Commercial and industrial	7,605	7,737	31,570	32,520
Other	76	77	261	261

Total Regulated T&D Electric Sales	11,333	11,676	48,702	49,967

Default Electricity Supply Sales
Residential	3,504	3,720	16,274	16,621
Commercial and industrial	1,706	2,350	8,470	10,204
Other	30	29	101	101

Total Default Electricity Supply Sales	5,240	6,099	24,845	26,926

	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Electric Revenue (Millions of dollars)	2009	2008	2009	2008
Regulated T&D Electric Revenue
Residential	$132	$133	$596	$593
Commercial and industrial	193	188	804	786
Other	65	67	253	311

Total Regulated T&D Electric Revenue	$390	$388	$1,653	$1,690

Default Electricity Supply Revenue
Residential	$396	$420	$1,915	$1,882
Commercial and industrial	176	272	915	1,200
Other	39	62	160	331

Total Default Electricity Supply Revenue	$611	$754	$2,990	$3,413

Other Electric Revenue	$15	$19	$69	$66

Total Electric Operating Revenue	$1,016	$1,161	$4,712	$5,169

	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Gas Sales and Revenue	2009	2008	2009	2008
Regulated Gas Sales (Bcf)
Residential	2	2	8	7
Commercial and industrial	1	2	5	6
Transportation and other	2	2	6	7

Total Regulated Gas Sales	5	6	19	20

Regulated Gas Revenue (Millions of dollars)
Residential	$36	$35	$139	$121
Commercial and industrial	21	20	81	75
Transportation and other	2	3	8	8

Total Regulated Gas Revenue	$59	$58	$228	$204

Other Gas Revenue	$10	$8	$40	$114

Total Gas Operating Revenue	$69	$66	$268	$318

Total Power Delivery Operating Revenue	$1,085	$1,227	$4,980	$5,487

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WEATHER DATA - CONSOLIDATED ELECTRIC SERVICE TERRITORY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Heating Degree Days	1,494	1,588	4,360	4,086

20 Year Average	1,538	1,542	4,266	4,307

Percentage Difference from Average	-2.9%	3.0%	2.2%	-5.1%

Percentage Difference from Prior Year	-5.9%		6.7%

Cooling Degree Days	13	30	1,253	1,456

20 Year Average	29	28	1,307	1,299

Percentage Difference from Average	-55.2%	7.1%	-4.1%	12.1%

Percentage Difference from Prior Year	-56.7%		-13.9%

CONECTIV ENERGY

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Gigawatt Hour Supply (GWh)
Base-Load (1)	81	99	107	304	340
Mid-Merit (Combined Cycle) (2)	706	1,231	374	309	344
Other (3)	—	11	(3)	34	9
Peaking	4	22	6	2	3
Tolled Generation	274	186	126	180	16

Generation Output	1,065	1,549	610	829	712

Load Service Volume (4)	1,296	1,503	1,485	2,010	2,454

Around-the-clock Market Prices ($/MWh) PJM - East (5)	$39.02	$35.89	$35.35	$54.89	$56.45

On Peak Market Prices ($/MWh) PJM - East (5)	$44.65	$43.70	$40.68	$60.81	$65.72

Gas Price - M3 (Market Area) ($/MMBtu) (5)	$4.84	$3.41	$4.04	$6.28	$7.37

Average Power Sales Price ($/MWh) (6)
Generation	$44.33	$44.21	$41.34	$71.91	$70.93
Other	$86.28	$88.52	$83.38	$88.60	$93.40

Merchant Generation and Load Service Gross Margin Key Drivers ($ millions)
Physical Energy and Ancillary Services	$(4)	$15	$(9)	$4	$7
Fuel & Power Hedges of Generation Activities (7)	$1	$(24)	$(6)	$3	$(5)
PJM Capacity Margin for Generation Activities	$60	$60	$44	$35	$35
Load Service and Load Hedges	$(8)	$23	$(11)	$1	$4

Notes:

(1)	Edge Moor Units 3 and 4 and Deepwater Unit 6.
(2)	Hay Road and Bethlehem, all units.
(3)	Edge Moor Unit 5, Deepwater Unit 1, and Vineland Solar.
(4)	Consists of all default electricity supply sales.
(5)	Daily average.
(6)	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue. Prices may differ from those originally reported in prior periods due to normal load true-ups requiring EQR filing amendments.
(7)	Financial contracts used to economically hedge fuel inputs and power output.

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CONECTIV ENERGY - continued

Operating Summary

(Millions of dollars)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009		2008	2009		2008
Gigawatt Hour Supply (GWh)

Generation Output	1,065	(3)	712	4,053	(3)	4,606
Load Service Volumes	1,296	(4)	2,454	6,294	(4)	10,717

Operating Revenue:
Merchant Generation and Load Service (1)	$351		$411	$1,522		$1,846
Energy Marketing (2)	195		241	649		1,201

Total	$546		$652	$2,171		$3,047

Cost of Goods Sold:
Merchant Generation and Load Service (1)	$302		$370	$1,339		$1,492
Energy Marketing (2)	187		228	606		1,148

Total	$489		$598	$1,945		$2,640

Gross Margin:
Merchant Generation and Load Service (1)	$49	(5)	$41	$183	(5)	$354
Energy Marketing (2)	8		13	43		53

Total	$57		$54	$226		$407

Operations and Maintenance Expenses	$36	(6)	$39	$133	(6)	$144
Depreciation	11		9	40		37
Taxes Other Than Income Taxes	—		1	4		4
Other Operating Expenses	—		2	1		2

Total	$47		$51	$178		$187

Operating Income	$10		$3	$48		$220

Notes:

(1)	Merchant Generation and Load Service consists primarily of electric power, capacity, and ancillary services sales from Conectiv Energy’s generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating plants and entered into to purchase energy and other products from other companies’ generating plants; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas) and emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s generating plants.
(2)	Energy Marketing consists primarily of power origination, which primarily represents the fixed margin component of structured power transactions such as default electricity supply service, wholesale natural gas marketing, fuel oil marketing, and the activities of the short-term power desk which generates margin by identifying and capturing price differences between power pools, and locational and timing differences within a power pool.
(3)	Higher generating plant output during the fourth quarter of 2009 compared to 2008 was primarily due to higher run time at the gas combined cycle units resulting from low natural gas prices and unit flexibility. Lower generating plant output during the full year 2009 compared to 2008 was primarily due to decreased demand for electricity related to the economic recession and mild weather. Coal generation experienced the sharpest decline because low natural gas prices caused more flexible natural gas units to replace coal generation in the dispatch order.
(4)	Lower load service volumes during the fourth quarter and full year 2009 compared to the 2008 periods were primarily due to less load service under contract, decreased demand for electricity related to the economic recession and mild weather, and migration from default electricity supply service due to lower power prices.
(5)	Higher Merchant Generation and Load Service gross margins for the fourth quarter of 2009 compared to 2008 were primarily due to higher capacity revenue resulting from higher capacity prices and a lower of cost or market adjustment to fuel inventory that was recorded in the 2008 period, partially offset by lower margins on default electricity supply contracts and lower generation spark spreads and dark spreads. Lower Merchant Generation and Load Service gross margins for the full year 2009 compared to 2008 were driven by lower generation output and lower spark spreads and dark spreads, and decreased mark-to-market and settled gains on derivative instruments, primarily natural gas and coal; partially offset by higher capacity prices and a lower of cost or market adjustment to fuel inventory that was recorded in 2008.
(6)	Lower Operations and Maintenance Expenses in the fourth quarter and full year 2009 compared to the 2008 periods were primarily due to postponed plant maintenance projects because of lower run-time and other cost-saving measures.

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PEPCO ENERGY SERVICES

Operating Summary

(Millions of dollars)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009		2008	2009		2008

Retail Electric Sales (GWh)	3,780		4,912	17,787		20,117

Operating Revenue	$555		$680	$2,383		$2,648
Cost of Goods Sold	505		637	2,179		2,489

Gross Margin	50		43	204		159

Gross Margin Detail:
Retail Energy Supply (1)	35	(2)	26	148	(2)	98
Energy Services	15		17	56		61

Total	50		43	204		159

Operation and Maintenance Expenses	22	(3)	25	90	(4)	87
Depreciation	5		3	18		13
Impairment Loss (5)	4		—	4		—
Other	1		1	3		3

Operating Expenses	32		29	115		103

Operating Income	$18		$14	$89		$56

Notes:

(1)	Includes power generation.
(2)	Retail Energy Supply gross margin increased due to lower electric and gas supply costs, lower RPM capacity charges, and higher RPM capacity revenues.
(3)	Operation and Maintenance Expenses decreased quarter-over-quarter due to lower power generation operating costs.
(4)	Operation and Maintenance Expenses increased year-over-year due to higher bad debt expense.
(5)	Goodwill impairment related to the wind down of Retail Energy Supply business.

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